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                                                                    Exhibit 11.1

                          ROHR, INC. AND SUBSIDIARIES
                          ---------------------------
          CALCULATION OF PRIMARY NET INCOME PER SHARE OF COMMON STOCK
          -----------------------------------------------------------
                     (in thousands except per share data)

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

                                                                                        Year Ended July 31,
                                                                    -----------------------------------------------------------
                                                                       1996        1995         1994        1993       1992
                                                                    ---------- ------------ ------------ ---------- -----------
Net income (loss) from continuing operations before
 extraordinary item and cumulative effect of accounting
 changes                                                             $ 3,228      $ 8,493      $ 4,669     $ (24,257)  $   996

Income (loss) from discontinued operations, net of taxes                            3,879        2,258        (6,324)      459

Loss from extraordinary item, net of taxes                                         (1,146)

Cumulative effect of accounting changes, net of taxes                                                       (223,950)
                                                                     -------      -------      -------     ---------   -------
Net income (loss) applicable to primary earnings per
 common share                                                        $ 3,228      $11,226      $ 6,927     $(254,531)  $ 1,455
                                                                     =======      =======      =======     =========   =======

Common stock and common stock equivalents:

Average shares of common stock outstanding during the year            20,157       18,055       18,017        17,908    17,647

Net effect of common stock equivalents (principally stock
 options and rights)                                                     657          158           45             1        63
                                                                     -------      -------      -------     ---------   -------

Total common stock and common stock equivalents                       20,814       18,213       18,062        17,909    17,710
                                                                     =======      =======      =======     =========   =======

Net income (loss) per average share of common stock:

 Net income (loss) from continuing operations before
  extraordinary item and cumulative effect of accounting
  changes                                                            $  0.16      $  0.47      $  0.26     $   (1.35)  $  0.05

 Income (loss) from discontinued operations, net of taxes                            0.21         0.12         (0.36)     0.03

 Extraordinary item, net of taxes                                                   (0.06)

 Cumulative effect of accounting changes - net of taxes                                                       (12.50)
                                                                     -------      -------      -------     ---------   -------

Primary net income (loss) per share                                  $  0.16      $  0.62      $  0.38     $  (14.21)  $  0.08
                                                                     =======      =======      =======     =========   =======
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